Exhibit 99.1

ASX RELEASE

Results of Annual Meeting of Stockholders

SYDNEY, Australia and Bellevue, Washington. – 15 June 2023 – Limeade (ASX: LME, or the Company), an immersive employee well-being company that creates healthy employee experiences, today provides the results of the Annual Meeting of Stockholders held on Thursday, 15 June 2023 at 10.00 am, Australian Eastern Standard Time (Wednesday, 14 June 2023, at 5.00 pm Pacific Daylight Time) in accordance with ASX Listing Rule 3.13.2, as set out in the attached.

The single resolution was carried on a poll. Details of the resolution, proxies received, and the votes cast on the poll in respect of the resolution are set out in the attached results summary.

This release dated 15 June 2023 has been authorised for lodgement to ASX by Paul Crick VP Finance and lodged by Mr Danny Davies the Limeade ASX Representative.

– ENDS –

Contact Information

Company	Investor Relations / Media (AU)	Media (US)
Mr Henry Albrecht	Dr Thomas Duthy	Ms Amanda Lasko
Chief Executive Officer	Nemean Group for Limeade	Marketing Director
henry.albrecht@limeade.com	thomas.duthy@limeade.com	amanada.lasko@limeade.com
+1 425 908 0216	+61 402 493 727	+1 206 227 6907

To subscribe to the Limeade Email Alert Service please visit: https://investors.limeade.com/subscriptions/

About Limeade
Limeade is an immersive employee well-being company that creates healthy employee experiences. Limeade Institute science guides its industry-leading software and its own award-winning culture. Today, millions of users in over 100 countries use Limeade solutions to navigate the future of work. By putting well-being at the heart of the employee experience, Limeade reduces burnout and turnover while increasing well-being and engagement — ultimately elevating business performance. To learn more, visit www.limeade.com (ASX listing: LME).

Limeade, Inc. Australian Registered Business Number 637 017 602, a public limited company registered under the Washington Business Corporation Act (UBI Number: 602 588 317).

Disclosure
This ASX release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of any securities referred to herein in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. Any securities referred to herein have not been registered under the US Securities Act of 1933, as amended (the "US Securities Act") and may not be offered or sold in the United States or to US persons absent registration or an applicable exemption from registration under the US Securities Act and applicable state securities laws. In addition, any hedging transactions involving the securities referred to herein may not be conducted unless in compliance with the US Securities Act.

Limeade, Inc. │ ARBN 637 017 602 │ 10885 NE 4th Street ∙ Suite 400 ∙ Bellevue ∙ WA 98004 │

Exhibit 99.1

LIMEADE INC RESULT OF ANNUAL GENERAL
MEETING (ASX REPORT)

ANNUAL GENERAL MEETING
Thursday, 15 June, 2023

As required by section 251AA(2) of the Corporations Act 2001 (Commonwealth) the following statistics are provided in respect of each resolution on the agenda.

Resolution Voted on at the meeting			Proxy Votes (as at proxy close)				Total votes cast in the poll (where applicable)
No	Short Description	Strike Y/N/NA	For	Against	Discretionary (open votes)	Abstain	For	Against	Abstain **	Result
1	RE-ELECTION OF CLASS 1 DIRECTOR MS ELIZABETH BASTONI	NA	74,738,544 100.00%	0 0.00%	0 0.00%	26,251	74,738,544 100.00%	0 0.00%	26,251	Carried
**- Note that votes relating to a person who abstains on an item are not counted in determining whether or not the required majority of votes were cast for or against that item